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                                                                  EXHIBIT 10.14


                         EXECUTIVE EMPLOYMENT AGREEMENT



         This Executive Employment Agreement (this "Agreement") is entered into by and between Hayes Communications Inc., formerly known as Access Beyond, Inc. (the "Company") and Ronald A. Howard (the "Executive") on this 29th day of July, 1997.

         For and in consideration of the employment or continued employment, as the case may be, of the Executive by the Company, the mutual covenants and promises contained herein, and in the Terms and Conditions of Employment attached hereto as Exhibit "A," and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby covenant and agree as follows:

         1. Employment; Duties. Company hereby employs Executive as Vice Chairman of the Board of Directors and Chief Executive Officer on the terms and conditions set forth herein and Executive accepts such employment. Executive shall report as designated by the Board of Directors of the Company and shall have those duties and responsibilities normally undertaken by the Chief Executive Officer of a public company, as such are determined from time to time by the Board of Directors of the Company. At any time after the first anniversary of the Effective Date of the Merger, at the election of either the Board or the Executive, Executive shall cease to be employed as the Chief Executive Officer of the Company and shall thereafter be employed by the Company as a consultant with the such duties as may be mutually agreed to between the Executive and the Board of Directors. Executive shall serve as a member of and participate on the Senior Management Committee consisting of the Chairman, Vice Chairman and the President, to be established by the Board of Directors of the Company subject to guidelines established by the Board, to foster and enhance communications among the senior officers of the Company in order to facilitate and coordinate the strategic and operational activities of the Company. The Company agrees that Executive will not be required to relocate to the Atlanta area; provided that Executive agrees that he will spend as much time at the Company's headquarters as reasonably determined by the Board of Directors of the Company to be necessary for Executive to perform his duties. Any costs associated with Executive's travel to and from the Company's headquarters, together with any expense associated with Executive's lodging while at the Company's headquarters, shall be borne by the Company or reimbursed to Executive, as the case may be, provided that the incurrence and reimbursement of such costs and expenses must be in accordance with the Company's policies.

         2.       Compensation.

                  (a) Base Salary. Whether employed as Vice Chairman of the Board of Directors and Chief Executive Officer or as consultant, Executive's initial base salary shall be $280,000.00 per year and shall be reviewed and subject to increase but not decrease in the discretion of the Board on an annual basis for the Term hereof. The Executive's salary shall not be less than that of the President of the Company during the first year of the Term hereof.
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                  (b)      Bonus.  In addition, Executive shall be eligible for
         aggregate bonuses equal to an amount calculated by dividing
         Executive's base salary by fifty-nine and four tenths percent (59.4%) and subtracting from the result so obtained the amount of Executive's base salary. The amount obtained by such calculation is herein referred to as the "Bonus Amount".

                           (i) The Executive shall be eligible for a Personal Incentive Bonus in the maximum amount of the product of thirty percent (30%) multiplied times the remaining sum, if any, resulting from subtracting $50,000.00 from the Bonus Amount, and based on attaining personal goals in respect to his duties on behalf of the Company as such goals may be established by the Compensation Committee of the Company.

                           (ii) Executive shall be eligible for a Corporate Incentive Bonus in the maximum amount of the sum of (x) $50,000.00 plus (y) the product of seventy percent (70%) multiplied times the remaining sum, if any, resulting from subtracting $50,000.00 from the Bonus Amount, based on the Company's attaining such goals, objectives and benchmarks as may be set by the Board of the Company.

         3. Stock Option Plan. The Company shall award to Executive each year during the Term hereof, stock options to purchase 150,000 shares of common stock of the Company with an exercise price at fair market value as of the date of award (the "Options"). Fair market value shall mean the average closing price of the Company's stock for the twenty (20) trading days immediately prior to the date of the award. Such Options shall have the following additional features:


                  (a) The Options will have a term of ten (10) years from the date of award, and must be exercised within such ten (10) year period, except as expressly set forth below in this Section 3.

                  (b) The Options will be awarded effective as of January 1 of each year of the Term hereof.

                  (c) Twenty-five percent (25%) of the Options will vest at the date of award and twenty-five percent (25%) on December 31 of such year and each ensuing year, except as otherwise provided in this
         Section 3.

                  (d) If Executive voluntarily resigns his employment (except in the case of a breach hereof by the Company, or in the case of a Change of Control, as hereinafter defined) or if Executive's employment is terminated by the Company for Cause (as

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         hereinafter defined), then no further vesting will occur and all unvested Options will terminate immediately upon such termination of employment. Executive must exercise any vested Options after such termination of employment within the earlier to occur of (i) five (5) years after the date of termination of employment or (ii) the expiration of the ten (10) year term of the Options.

                  (e) If Executive's employment is not continued after the expiration of the Term hereof for a period of at least two (2) years or if Executive's employment terminates as a result of his death or disability, or if Executive's employment terminates for any reason within one (1) year after a Change of Control, then all unvested Options shall vest at the time that such Options would have vested as if Executive's employment had continued through such time.

                  (f) If Executive's employment is terminated in breach hereof by the Company, or if Executive terminates as a result of a breach hereof by the Company, then all unvested Options awarded through such termination date shall vest immediately upon such termination.

                  (g) "Change of Control," for purposes of this Section 3, means (i) the closing of a merger, consolidation or reorganization of the Company with or into any other corporation or corporations in which the Company is not the surviving entity (other than a mere reincorporation transaction), (ii) a sale of all or substantially all of the assets of the Company, (iii) a transaction or series of related transactions in which the Company issues shares representing more than 50% of the voting power of the Company, immediately after giving effect to such transaction or series of related transactions, to a person or persons who were not shareholders of the Company immediately prior to such transaction, or (iv) if during any period of two (2) consecutive years or less there shall cease to be a majority of the Board comprised of "Continuing Directors", defined as individuals who constitute the Board as of the date of this Employment Agreement and any new director(s) whose election by such Board or nomination for election by Employer"s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then in office who either were directors as of the date of this Employment Agreement or whose election or nomination for election was previously approved.

         4.       Term.    The term of the Executive's employment hereunder is
conditioned upon the occurrence of, and shall commence on, the Effective Time under the Agreement and Plan of Reorganization between Hayes Microcomputer Products, Inc. and Access Beyond, Inc. (the "Effective Time"), and shall continue for a period of three (3) years from January 1, 1998 unless either terminated or extended as provided by the Agreement (the "Term"). The Employment Agreement dated November 18, 1996 between Access Beyond, Inc. and Executive is hereby terminated effective as of the Effective Time.

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         5.       Benefits.  Executive shall be afforded the same benefits and perquisites as shall be made generally available to the other senior executive officers of the Company. It is expressly agreed that the Company shall continue to pay the premiums on the life insurance policy that has heretofore been paid by the Company immediately prior to the Effective Time.

         6. Termination and Severance. This Agreement may be terminated by Company with Cause as defined in the Terms and Conditions of Employment attached hereto as Exhibit "A". In the event that Company or the Chairman of the Board terminates Executive's employment for Cause, or Executive voluntarily terminates employment other than due to breach hereof by the Company, or the Term expires, the Company shall not be obligated to pay any salary or other Compensation to Executive after the effective date of termination. Executive agrees to provide Company with at least six (6) weeks advance written notice prior to voluntary termination or resignation by Executive.

         7.       Dispute Resolution.

         7.1 Resolution of Disputes and Mediation. Except for the matters set forth in Sections 2, 3, and 5 of Exhibit "A" hereto, any dispute between the parties either with respect to the interpretation of any provision of this Agreement or with respect to the performance by the Executive or by the Company hereunder (the "Dispute") shall be resolved in accordance with this Section 7 as follows:

                  7.1.1 Upon the written request of either party hereto, each of the parties shall appoint a designated representative, whose task it shall be to meet for the purpose of endeavoring to resolve the Dispute. The Company's designated representative shall be a member of the Board excluding (i) the Executive and (ii) the Board member selected by the Executive to be a Board member.

                  7.1.2 The designated representatives shall meet as often as necessary to gather and furnish to the other all information with respect to the Dispute which is appropriate and germane in connection with its resolution.

                  7.1.3 Such representatives shall discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding relating thereto.

                  7.1.4 During the course of such negotiations all reasonable requests made by one party to the other for non-privileged information reasonably related to the Dispute, shall be honored in order that each of the parties may be fully advised of the other's position.

                  7.1.5 The specific format for such discussions shall be left to the discretion of the designated representatives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party.

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         7.2      Judicial Resolution.  If the parties hereto are not able to resolve the Dispute concerning this Agreement as set forth in Section 7.1 above within sixty (60) calendar days, upon the initial written request as provided in Section 7.1.1, then the parties shall have the option and right to resolve such Dispute by judicial or other equitable resolution.

         8. Errors and Omissions. The Company shall provide directors' and officers' liability and errors and omissions coverage for the Executive in an amount and under terms consistent with those provided other Company officers and directors.

         9. Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in performing his duties hereunder, including without limitation, expenditures for entertainment, travel, lodging, and meals; provided, however, the Executive shall submit to the Company verification of the nature and amount of such expenses in accordance with Company policies and procedures as established from time to time by the Compensation Committee, including audit, related to expense reimbursement of employees.

         10. Repayment Upon Disallowance. Any salary, commission, expense, reimbursement or other payment to the Executive by the Company pursuant to Section 9 which is disallowed in whole or in part as a deductible expense to the Company for federal or state income tax purposes shall be promptly repaid to the Company by the Executive to the full extent of such disallowance, but without the payment by the Executive of any interest or penalty incurred by the Company in connection with the disallowance of any such payment as a deductible expense for the Company.

         11. Terms and Conditions. Executive acknowledges that this Agreement, and his employment obligations hereunder, expressly include the provisions set forth in the Terms and Conditions of Employment attached hereto as Exhibit "A", which are incorporated herein by this reference thereto. This Agreement shall supersede any prior employment agreement, and any restrictive covenants, previously entered into by Executive with the Company.

         IN WITNESS WHEREOF, the parties hereto have set their hands and seals on the date and year first above written.

EXECUTIVE:                                   COMPANY:


                          (SEAL)             By:                         (SEAL)
-------------------------------                 ------------------------------
Ronald A. Howard                                Dennis C. Hayes, Chairman



            [TERMS AND CONDITIONS OF EMPLOYMENT ON FOLLOWING PAGES]

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                                  EXHIBIT "A"

                       TERMS AND CONDITIONS OF EMPLOYMENT

         1. Duties and Responsibilities. Executive shall devote his full business time and best efforts to the duties and responsibilities assigned by the Company in accordance with the provisions hereof and shall abide by this Agreement and the Company's Operations Policies. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit the Executive from serving on boards of directors or from consulting with charitable or other organizations on non-Company time, so long as such organization is not in competition with the Company and does not interfere with Executive's performance of his duties on behalf of the Company. Executive's specific job description and responsibilities include, but are not limited to, those described in Section 1 of this Agreement.

         2. Confidential Information, Trade Secrets. Executive shall not use or disclose to any person or entity any Confidential Information or trade secrets of Company other than as necessary in the fulfillment of this Agreement in the course of employment. This paragraph shall be effective during the term hereof and for a period of two (2) years after termination of employment, whether with or without Cause.

         3. Inventions. The Company and Executive acknowledge that in the course of Executive's employment by the Company, Executive may from time to time develop or participate in the development of software or technology. All works or inventions conceived, originated, authored, or discovered, in whole or in part, by Executive, which result from any work performed for the Company or related to or useful in the business of the Company are and shall be the exclusive property of the Company. Executive shall cooperate with the Company in the protection of the Company's copyrights, patents, and other proprietary rights therein and, to the extent deemed desirable by the Company, in the registration of the same. Executive hereby assigns to the Company all of Executive's right, title and interest in and to any and all inventions, processes, systems and creations, whether or not patentable or copyrightable, that Executive may conceive, develop, or create, in whole or in part, during his employment with the Company, whether or not during normal working hours. Executive shall sign and deliver all documents relative to said inventions requested by the Company for the purpose of confirming the Company's title thereto.

         4. Company Property. Upon request of the Company, and without request promptly on termination of this Agreement or Executive's employment hereunder, Executive shall deliver all Company Property in Executive's possession or control to the Company. Executive acknowledges and agrees that title to all Company Property is vested in the Company, and Executive shall not retain any such property or any copies thereof in any form, including magnetic or electronic form.

         5. Protective Covenants. Executive is and will during the course of employment become intimately familiar with Confidential Information, trade secrets, facilities and services, and other property of the Company, and the protection of the Company requires that all such property and information must remain the sole and private property of the Company to be used only for the Company's benefit, not to be disclosed to any other party or used by Executive

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

against Company. Accordingly, Executive does hereby warrant, represent, covenant and agree, as follows:

         (i) Covenant Not to Compete. Executive agrees that, for a period of eighteen (18) months from the termination of his employment with Company, whether with or without Cause, he shall not, directly or indirectly, on behalf of himself or any other person or entity, compete with the Company within a fifty (50) mile radius of the Company's principal place of business in Norcross, Georgia, or its principal place of business in Gaithersburg, Maryland, by engaging in the manufacture, assembling, or selling of computer component products, software, or systems, including modems, competitive with those manufactured, assembled, or sold by the Company, in a capacity which requires Executive to perform services substantially identical to the services performed by Executive on behalf of Company.

         (ii) Covenant Not to Solicit Customers. During the term of Executive's employment hereunder, and for a period of eighteen (18) months following the termination of such employment for any reason whatsoever, Executive shall not (except on behalf of or with the prior written consent of Company), either directly or indirectly, on Executive's own behalf or on behalf of others, solicit, divert, or appropriate any business for the manufacture, assembling, or sale of computer component products, software or systems, including modems, competitive with those manufactured, assembled or sold by the Company, from any customer or actively sought prospective customer of the Company to whom the Company offered or provided products or services, and with whom Executive had material contact at any time during the twenty-four (24) months preceding the termination of Executive's employment.

         (iii) Covenant Not to Solicit Employees. During the term of Executive's employment hereunder, and for a period of eighteen (18) months following the termination of such employment for any reason whatsoever, Executive shall not employ or solicit the employment of any employee of the Company who was an employee of the Company at any time during the six (6) months preceding the termination of Executive's employment with the Company, for the purpose of causing such employee to take employment with Executive or a competitor of the Company.

                  Executive agrees and acknowledges that the restrictions in this Agreement are not vague, over broad or indefinite, and are reasonable and designed to protect the legitimate business interests of the Company. In addition to any other remedies which Company may have under the law for breach of any or all of said covenants, Company shall be entitled to injunctive and/or other equitable relief against Executive for any violation of any of said Covenants.

         6. Survival. Paragraphs 2, 3, 4, 5, and 6 hereof, together with any provisions of the Company's Operations Policies expressly or by necessary implication applicable after the termination of employment, shall survive termination of this Agreement. Upon termination, Executive shall repay to Company immediately any advances by Company, not offset by earnings or other credits due him or her, even if not expressly made repayable at the time of such advance, it being the intent of the parties that all such advances shall be repayable as provided by this

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

paragraph. Company may offset any sums owed to Company by Executive against any amounts otherwise owed by Company to Executive. No sums otherwise due Executive at termination shall be payable to Executive if, at the time of termination or thereafter, Executive shall be in violation of any term or provision of this Agreement.

         7. Entire Agreement. This Agreement contains the entire understanding and agreement between the parties, and all promises, representations, warranties or inducements made by either party to the other, including any prior employment agreement or restrictive covenants, not specifically made in writing or made a part hereof by reference, are expressly superseded and shall have no force or effect. This Agreement may not be modified except in a writing signed by both parties hereto.

         8. Severability. If any provision of this Agreement (including any subparts of any paragraph) is invalid or unenforceable by any rule of law or public policy, this Agreement shall be construed so as to delete herefrom the invalid or unenforceable covenant or provision. To the extent that any provision is invalid or unenforceable that may be valid or enforceable by limitation thereof, then such provision shall be enforceable to the fullest extent permitted under the law of the jurisdiction in which enforcement is sought. If any particular provision is held to be invalid, illegal or unenforceable, all other covenants, terms, conditions and provisions hereof shall be and remain in full force and effect.

         9. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, each respective party's heirs, successors, legal representatives, executors and assigns. This Agreement shall be construed and governed in accordance with the laws of the State of Georgia.

         10. Definitions. Any word used in this Agreement which is defined in this paragraph shall have the meaning set forth below:

                  (a) "Agreement." The Executive Employment Agreement, together with the Terms and Conditions of Employment and any documents incorporated therein by reference. In the event of any inconsistency between the Agreement and any Operations Policies, the Agreement shall control.

                  (b) Cause. The term "Cause" as used in the within and foregoing Agreement shall mean (i) Executive's breach of a material covenant or obligation of this Agreement, including any of the Terms and Conditions of Employment, or any failure or refusal by Executive to perform Executive's duties hereunder to the reasonable satisfaction of the Board of Directors, or to comply with any lawful directive of the Board of Directors consistent with the provisions of this Agreement, if, after receiving written notice of such breach, failure or refusal to perform, Executive does not cure or correct such breach, failure or refusal or cease and desist from such breach if incapable of being cured, within fifteen (15) business days after Executive's receipt of such notice; and (ii) conviction of a crime involving any act of Executive in the course of Executive's employment that constitutes larceny, fraud or moral turpitude, or (iii) failure to maintain the confidentiality of the Confidential Information and trade secrets of Company.

                  (c) "Company." Hayes Microcomputer Products, Inc., and any successor or assignee hereof.

                  (d) "Company Property." All property, without limitation, whether real, personal, tangible or intangible, including all inventions, confidential information, trade secrets, facilities, trade names, logos, patents and all tangible materials and supplies (whether originals or duplicates and including, but not in any way limited to, sample products, video tape cassettes, film, catalogues, price lists, rate sheets, outstanding quotations, books, records, manuals, sales presentation literature, training materials, calling or business cards, customer record cards, customer files, customer names, addresses and telephone numbers, supplier information, contacts, pricing and practices, strategic partner information, files and records, current or prospective business plans, Operations Policies, directives, correspondence, documents, contracts, orders, messages, memoranda, notes, circulars, agreements, bulletins, invoices and receipts, and sources of financing), which in any way pertain to Company's business, whether or not furnished to Executive by Company and whether or not prepared, compiled, or acquired by Executive while employed by Company, are the sole property of Company.

                  (e) "Compensation." Any and all payments, remuneration and benefits, provided to Executive by the Company, regardless of the form thereof. Such compensation as is paid to Executive shall be conclusively deemed legally sufficient consideration for this Agreement.

                  (f) "Confidential Information." All confidential information regarding the Company's business, including but not limited to its methods of operation, products, software programs, equipment and techniques, existing and contemplated facilities and services, inventions, systems, devices (whether or not patentable), financial information and practices, plans, pricing, selling techniques, names, addresses and phone numbers of the Company's Customers and prospective Customers and suppliers and prospective suppliers, credit information and financial data of the Company and the Company's Customers and prospective customers and suppliers and prospective suppliers, particular business requirements of the Company's Customers, and special methods and processes involved in designing, producing and selling Company's facilities and services, current and prospective business plans, strategic partner information, files and records, and the terms of this Agreement, all shall be deemed Confidential Information and the Company's exclusive property. The parties agree that Confidential Information shall be deemed to be trade secrets under the Georgia Trade Secrets Act. Confidential Information shall not include information that is in the public domain or otherwise readily accessible to members of the public.

                  (g) "Customer." Each person, corporation, firm, partnership or other entity whatsoever, which has purchased or shall purchase the Company's products, facilities or services.

                  (h) "Executive." The person signing this Agreement as Executive, regardless of any title or duties which may now or hereafter be assigned to such person by the Company. This Agreement shall govern the employment relationship in any and all such situations.

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


                  (i) "Inventions." Any and all devices, systems, software and other programs, processes, products, patents and any other creation (all of the foregoing, for purposes of this paragraph, called "inventions") identical or similar to or relating to devices, processes, systems, products or services utilized and/or offered by the Company.

                  (j) "Operations Policies." All written procedures, policies, instructions from Company's officers, directors or managers, the Company Employee Manual (if any), and all other written communications from the Company to Executive individually, not inconsistent with Executive's duties hereunder, or to all Company's employees. Said Operations Policies are hereby incorporated herein and expressly made a part of this Agreement by this reference thereto.

                  (k) "Termination." Cessation of this Agreement or the underlying employment relationship, whether by action of the Executive or Company, and whether voluntary or involuntary. Termination hereby may be with or without Cause.

                  (l) "Terms and Conditions of Employment." This document entitled Terms and Conditions of Employment, which is Exhibit "A" to the Executive Employment Agreement, and all of the provisions hereof.


                                PLEASE INITIAL:
                                                ------------------------------
                                                Executive

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